Exhibit 4.1

CENTURY CASINOS, INC.

DESCRIPTION OF SECURITIES

The following is a summary of the terms of the common stock, par value $0.01, of Century Casinos, Inc. It is based upon our Certificate of Incorporation (the “Certificate”) and our Amended and Restated Bylaws (the “Bylaws”) currently in effect. This summary is not complete and is subject to, and qualified in its entirety by reference to, the Certificate and Bylaws. For a complete description of the terms and provisions of the Common Stock, refer to the Certificate and the Bylaws. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Century Casinos, Inc. We encourage you to carefully read these exhibits and the applicable portions of the General Corporation Law of Delaware (the “DGCL”).

Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The Company’s board of directors has the power and authority to fix by resolution the designations, powers, preferences, rights, qualifications, limitations and restrictions for any series of preferred stock, including, without limitation, the designation of each series and the number of shares constituting each series; dividend rights and rates and whether any dividends are cumulative, partially cumulative or non-cumulative; rights and terms of redemption, including sinking fund provisions and redemption prices; liquidation preferences; voting rights; conversion rights and terms; and terms concerning the distribution of assets.  No shares of preferred stock are currently outstanding.

Common Stock

       Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by our board of directors out of funds legally available. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no conversion or preemptive rights and no redemption rights except as described under the heading “—Business Combinations with Interested Stockholder; Redemption Provisions” below.  Our common stock trades on the Nasdaq Capital Market under the symbol “CNTY.”

Redemption Provisions

       Our Certificate provides that our shares of capital stock are subject to repurchase if in the judgment of our board of directors such repurchase is necessary to obtain or maintain a license or franchise to conduct any portion of our business. We must provide such security holders with 30 days’ written notice of our intent to redeem the securities held by them, subject to certain exceptions. Following the expiration of a 30-day notice period, any securities selected for redemption by our board of directors cease to entitle the holder thereof to any rights other than the right to receive the redemption price for such securities. The redemption price will generally be the average closing price of the securities to be redeemed for the 45 trading days preceding the redemption date.

Anti-Takeover Effects

       Provisions of the DGCL, our Certificate and our Bylaws could have the effect of delaying, deferring or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board, and to discourage types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us. They may delay, defer or prevent a tender offer or takeover attempt of our Company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Business Combinations with Interested Stockholder; Redemption Provisions

       Our Certificate prohibits us from engaging in a “business combination” with an “interested stockholder” without the approval by affirmative vote of the holders of at least 80% of our outstanding voting stock, unless:

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Prior to completion of the business combination, a majority (but not fewer than two) of the “continuing directors” approve such business combination. “Continuing directors” means directors other than the relevant interested stockholder or an affiliate, associate, employee, agent or nominee of such interested stockholder, or a relative of the foregoing, who were either (i) directors prior to the time such interested stockholder became an interested stockholder, or (ii) successors of such a continuing director who are recommended or elected to succeed such continuing director by a majority of the continuing directors then on our board; or

"	Stockholders other than the interested stockholder are entitled to receive consideration in such business combination that exceeds certain thresholds set forth in our Certificate.

       For purposes of this provision of our Certificate, a “business combination” includes mergers, asset sales or other transactions with or suggested by an interested stockholder, with an “interested stockholder” being defined as (i) a person who, together with affiliates and associates, owns, or within two years prior to the date of determination that the person is an “interested stockholder,” did own, 5% or more of the Company’s voting stock, or (ii) an assignee, in any transaction not involving a public offering during the preceding two years, of shares of stock held by an interested stockholder.

       In addition, if an interested stockholder becomes the beneficial owner of more than 50% of our voting stock as a result of transactions not involving our issuance of capital stock to such interested stockholder or an affiliate or associate thereof, stockholders other than the interested stockholder and its affiliates and associates will have the option to have us redeem their shares of our voting stock. Such option will not be available if, within ten days after commencement of a tender offer by an interested stockholder for shares of our common stock, a majority of the continuing directors recommend that stockholders accept the tender offer, or if, within 30 days of our receipt of notice of the interested stockholder becoming the beneficial owner of more than 50% of our voting stock, the continuing directors determine that such redemption would not be in our best interests.

       The provisions of our Certificate relating to business combinations with an interested stockholder and related redemption rights may only be amended by an affirmative vote of the holders of 80% of our outstanding voting stock.

Delaware Anti-Takeover Statute

       Transactions that are not governed by the business combination provision in our Certificate, as described above, are subject to the provisions of Section 203 of the DGCL. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

"	Prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding, those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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On or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 1/2% of the outstanding voting stock which is not owned by the interested stockholder.

       For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors

       Our board of directors is divided into three classes of directors as nearly equal in number as possible. Presently, our board of directors consists of five directors. Each director who is elected at an annual meeting of stockholders is elected for a three-year term expiring at the third annual meeting of stockholders after such director’s election. Accordingly, under most circumstances, directors of one class only are elected at each year’s annual meeting of stockholders. If elected, all nominees are expected to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

Removal of Directors

       Our Certificate provides that directors may only be removed from office without cause by an affirmative vote of the holders of 80% of our outstanding voting stock, and may only be removed with cause by an affirmative vote of the holders of a majority of our outstanding voting stock. Only our board of directors is authorized to fill vacant directorships or change the size of our board. The provisions of our Certificate relating to removal of directors, the size of our board, filling vacancies on the board and related matters may only be amended by an affirmative vote of the holders of 80% of our outstanding voting stock.

Stockholder Action; Special Meetings of Stockholders

       Our Certificate eliminates the ability of stockholders to act by written consent. Our Certificate and Bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, or by the Chairman or Vice Chairman of the board or by our President.

Advance Notice of Stockholder Business Proposals and Nominations

The Bylaws provide an advance written notice procedure with respect to stockholder proposals of business and stockholder nominations of candidates for election as directors.  Stockholders at an annual meeting are only able to consider the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder that has delivered timely written notice in proper form to the Company’s secretary of the business to be brought before the meeting.

Authorized But Unissued Shares

       Our authorized but unissued shares of common stock and preferred stock are generally available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Limitations of Director Liability

       Our Certificate limits personal liability of our directors for breaches by the directors of their fiduciary duties to the fullest extent provided by Delaware law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to us or our stockholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends and liability based on a transaction from which the director derives an improper personal benefit. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Regulatory Restrictions

       We may not issue any voting securities except in accordance with the provisions of the Colorado Limited Gaming Act (the “Gaming Act”) and the regulations promulgated thereunder. The issuance of any voting securities in violation of the Gaming Act will be void, and the voting securities will be deemed not to be issued and outstanding. No voting securities may be transferred, except in accordance with the provisions of the Gaming Act and the regulations promulgated thereunder. Any transfer in violation of these provisions will be void. If the Colorado Limited Gaming Control Commission (the “Gaming Commission”) at any time determines that a holder in excess of 5% of our voting securities is unsuitable to hold the securities, then we may, within sixty (60) days after the finding of unsuitability, purchase the voting securities of the unsuitable person at the lesser of (i) the cash equivalent of such person’s investment, or (ii) the current market price as of the date of the finding of unsuitability, unless such voting securities are transferred to a suitable person within sixty (60) days after the finding of unsuitability. Until our voting securities are owned by persons found by the Gaming Commission to be suitable to own them, (i) we are not permitted to pay any dividends or interest with regard to the voting securities, (ii) the holder of such voting securities will not be entitled to vote, and the voting securities will not for any purposes be included in the voting securities entitled to vote, and (iii) we may not pay any remuneration in any form to the holder of the voting securities, except in exchange for the voting securities.

Amendment of Bylaws

Our Certificate provides that our board of directors has the power to make, adopt, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the board of directors.  The Certificate provides that stockholders may make, adopt, alter, amend, change or repeal the Bylaws only by an affirmative vote of the holders of 80% of our outstanding voting stock.